EXHIBIT 10.20

[*]   Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION AGREEMENT

This Development, Manufacturing and Commercialization Agreement (the “Agreement”) is entered into as of May 5, 2004 (the “Effective Date”) between Corium International, Inc., a Delaware corporation having its principal place of business at 2686 Middlefield Road, Redwood City, CA 94063 and its manufacturing operations at 4558 50th Street, S.E., Grand Rapids, MI  49512, including its Affiliates (“Corium”), and Barr Laboratories, Inc., a Delaware corporation, having its principal place of business at 2 Quaker Road, Pomona, New York 10970-0519, including its Affiliates (including but not limited to Duramed Pharmaceuticals, Inc.) (“Barr”).

RECITALS

WHEREAS, Corium is in the business of developing and manufacturing  pharmaceutical products and wishes to develop, formulate and prepare the Products (as defined herein) for FDA approval of an ANDA for each Product, and to supply Barr with the Products for the purpose of marketing the Products in the Territory for the joint benefit of Corium and Barr; and

WHEREAS, Barr is in the business of developing, manufacturing and marketing pharmaceutical products and wishes to obtain FDA approval of an ANDA for each Product and to market the Products in the Territory for the joint benefit of Corium and Barr;

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Corium and Barr agree as follows:

ARTICLE 1 – DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

1.01        “Act” shall mean the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder.

1.02        “Affiliate” shall mean a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated Party, but only for so long as the relationship exists. “Control” shall mean ownership of shares of stock having at least 50% of the voting power entitled to vote for the election of directors in the case of a corporation.

1.03        “ANDA” shall mean, with respect to a Product, an abbreviated New Drug Application (as defined in Title 21 of the U.S Code of Federal Regulations) submitted to the FDA requesting approval to market the Product.

1.04        A “Bankruptcy Event” shall mean with respect to a party, any of the following events: (i) such Party files a voluntary petition for relief under Title 11 of the United States Code (the “Bankruptcy Code”); or (ii) there is filed against such Party an involuntary or ancillary petition for relief under the Bankruptcy Code, and either (x) such petition is not dismissed within sixty (60)days after its filing or (y) an order for relief is entered against such Party in such petition; (iii) an action or proceeding is filed with regard to such Party in any court or with any agency in each case having jurisdiction thereof under any statute or regulation (other than the Bankruptcy Code) of any state or country, which is a petition in bankruptcy or insolvency or for the general reorganization of the Party’s financial affairs; or for the appointment of a receiver or trustee over such Party or its assets, and, in the case of a filing against such Party, the action or proceeding is not stayed or dismissed within sixty (60) days after the filing thereof, or (iv) such Party files for dissolution or adopts a plan of liquidation, or (v) such Party makes a general assignment for the benefit of creditors.

1.05        “Calendar Quarter” shall mean any of the three-month periods beginning January 1, April 1, July 1 and October 1 of any calendar year.

1.06        “Catapres TTS Product” shall mean a clonidine patch, the generic equivalent of Catapres TTS, a product of Boehringer Ingleheim.

1.07        “cGMP”“ shall mean those Current Good Manufacturing Practices required by the FDA to be followed in connection with the manufacture of pharmaceutical products, as defined from time to time by the Act and related regulations, as amended, or any successor laws or regulations governing the manufacture, handling, storage and control of the Products in the United States.

1.08        “Commercialization” shall mean, with respect to a Product, the activities undertaken to market, promote, sell, and service the Product or have it marketed, promoted, sold or serviced in the Territory.

1.09        “Committee” shall have the meaning set forth in paragraph 2.1 herein.

1.10        “Confidential Information” shall mean the Corium Know-How, and Technical Information and information pertaining to Corium’s and Barr’s business, products, marketing plans, marketing activities, market projections and related matters, in each case provided in writing or otherwise by one Party to the other pursuant to or in furtherance of this Agreement.  Confidential Information shall not include any information which is (i) already known to the recipient prior to the date of disclosure as evidenced by its written records made prior to such date; (ii) publicly known prior to or after disclosure other than through unauthorized acts or omissions of the recipient; (iii) disclosed in good faith to the recipient by a Third Party lawfully and contractually entitled to make such disclosure; (iv) developed by or for the receiving Party without the use of any Confidential Information of the disclosing Party, as evidenced by the receiving Party’s written records; or (v) as set forth in Article III herein. Each Party to this Agreement has the right to use its own Confidential Information, for any purpose, except as specifically restricted herein.

1.11        “Development Budget” shall have the meaning set forth in Section 3.1(a) herein.

1.12        “Development Costs” shall mean, with respect to a Product, all reasonable out of pocket costs associated with the development of the Product prior to the Launch Date and any related predetermined and agreed upon overheads, whether incurred by Corium or Barr pursuant to the terms and conditions hereof. It is acknowledged and agreed that Corium has incurred Development Costs prior to the Effective Date as set forth on Schedule 1.11 that shall be included in Development Costs pursuant to Section 3.1.

1.13        “Development Plans” shall have the meaning set forth in Section 3.2(a).

1.14        “Distribution Costs” shall mean, with respect to a Product, the total costs incurred by Barr for a given Calendar Quarter to warehouse and to distribute such Product in the Territory, including but not limited to, freight-out costs and insurance costs. The Parties agree that such Distribution Costs will be deemed to be equal to [*].

1.15        “FDA” shall mean the United States Food and Drug Administration or any successor United States governmental agency performing similar functions with respect to pharmaceutical products.

1.16        “Fully Allocated Costs” shall mean, with respect to a Product, Corium’s fully allocated cost to manufacture the Product sold in the Territory, including, but not limited to [*].  This cost will be computed by Corium in a manner that is consistent with the then current methods and practices used by Corium to determine the cost of other products manufactured by Corium at its facilities; provided, however, that in any case such methods must be in accordance with U.S. GAAP.

1.17        “Gross Sales” shall mean, with respect to a Product, the total amount invoiced by Barr or its Affiliates for sales of the Product in the Territory to third parties, in bona fide arms length transactions, for a given Calendar Quarter.

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1.18        “Innovator” shall mean with respect to (i) [*]; (ii) Catapres TTS, Boehringer Ingleheim; (iii) [*], and (iv) with respect to [*].

1.19  “Know-How” with respect to a Party shall mean any and all product specifications, processes, product designs, plans, trade secrets, ideas, concepts, manufacturing engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, efficacy, stability, quality assurance, quality control and clinical data, technical information, data, research records, compositions, annual product reviews, process validation reports, analytical method validation reports, specifications for stability trending and process controls, testing and reference standards for impurities and degredation products, technical data packages, chemical and physical characterizations, dissolution test methods and results, formulations for administration, clinical trial reports, regulatory communications and labeling and all other confidential or proprietary technical information that are owned or controlled by such Party and that relate to the Products.

1.20        “Launch Date” shall mean, with respect to a Product, the date of first commercial sale of such Product in the Territory by Barr or its Affiliates.

 1.21       “Letter of Intent” shall mean that letter of intent agreement dated December 9, 2003 between Barr and Corium.

1.22        [*]Product” shall mean a [*] patch, the generic equivalent of [*]a product of [*]

1.23        “Listed Patents” shall mean any and all United States Patents listed in Approved Drug Products with Therapeutic Equivalence Evaluation covering a Product or its Active Drug Substance in any of its forms, including United States [*] and [*].

1.24        “Net Income” shall mean, with respect to a Product, the Net Sales, less:

(a) [*];

(b) [*];

(c) [*];

(d) [*];

(e) [*]; and

(f) [*].

1.24        “Net Sales” shall mean, with respect to a Product, the Gross Sales, less accrued costs related to:

(a) [*] ;

(b) [*];

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(c) [*].

Notwithstanding the foregoing, sales between Barr and its Affiliates shall be excluded from the calculation of Net Sales unless such Affiliates are end users.

1.25        “Orange Book” shall mean the Approved Drug Products book published by the FDA most recently and for subsequent years during the term of this Agreement, including its printed, monthly supplements, and the electronic version of the Orange Book found at http://www.fda.gov/cder/ob/default.htm, or as the site address is amended.

1.26        [*] Product” shall mean (i) [*]patch, the generic equivalent of [*], a product of [*].

1.27        “Products” shall mean (i) [*]Product, the  Catapres TTS Product and the [*] Product and (ii) the [*] Product, if Barr and Corium decide by December 31, 2004 to develop the [*] Product.

1.28        “Product Specification” shall mean, with respect to a Product, the manufacturing, testing, labeling, storage and quality control specification for such Product as set forth in the ANDA as approved by the FDA and in the USP, plus any additional specifications agreed upon in writing by the Parties.

1.29        “Program” shall have the meaning set forth in Section 3.1 (a) herein.

1.30        “Sales and Marketing Costs” shall mean, with respect to a Product, the total costs incurred by Barr in a given Calendar Quarter to sell the Product in the Territory, including but not limited to, [*]. The Parties agree that such Sales and Marketing Costs will be (i) deemed to be equal to [*], or  (ii) in the event a Third Party markets the Product,  the actual payments made by Barr to the Third Party for such sales or marketing activities.

1.31        “Target Achievement Date” shall have the meaning set forth in Section 3.1(a) herein.

1.32        “Technical Information” shall mean any and all know-how, patents, patent applications, copyrights, trademarks, trade secrets, inventions, data (including Regulatory Data), technology, processes and information, including improvements and modifications thereto, processes and analytical methodology (“Intellectual Property Rights”) used in the development, testing, analysis and manufacture and medical, bioequivalence and other scientific data prepared or otherwise generated by Corium or Barr, respectively, related to the Products or pursuant to this agreement.

1.33        “Territory” shall mean Canada and the United States and its possessions and territories.

1.34        “Third Party” shall mean an entity or person that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

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1.35        “Third Party Manufacturer” shall mean a Third Party that enters into a manufacture and supply agreement with Corium or Barr for the manufacture and supply of a Product pursuant to the terms of this Agreement.

1.36        “[*] Product” shall mean a [*]patch, the generic equivalent of [*], a product of [*].

1.37        “Unit” shall mean, with respect to a Product, one unit of the Product meeting the Product Specifications, which is manufactured in accordance with cGMP, and which is neither adulterated nor misbranded.

1.38        “U.S. GAAP” shall mean United States of America generally accepting accounting principles applied on a consistent basis.

ARTICLE II  ADVISORY COMMITTEE

2.1          Establishment and Composition.  Within thirty (30) days of the Effective Date, the Parties shall establish an advisory committee (the “Committee”), with Corium having the right to appoint up to two (2) representatives on the Committee and Barr having the right to appoint up to two (2) representatives. Such representatives shall include individuals within the management of each Party with expertise in drug development, regulatory, or accounting. Any member of the Committee may designate a substitute to attend and perform the functions of that member at any meeting of the Committee. Each Party may change its representatives so designated at any time at its sole discretion, by providing written notice to the other Party.  Barr shall designate one of its representatives as the chairperson for the Committee.  The Committee shall serve as a monitoring and coordination body for the Program as needed and will attempt to agree on all matters related to the Program; however Barr shall have the authority to make final decisions related to the Program.

2.2          Meetings.  The Committee shall meet from time to time as determined by Barr; but no less often than once every six months.  The meetings may be held either in person, or if requested by a Committee member, by phone or video-conference.

ARTICLE III - DEVELOPMENT PROGRAM

3.1          The Program.  The Parties shall undertake a Development Program with the overall objective of obtaining all FDA approvals necessary for the commercialization of the Products (hereinafter, the “Program”).

(a)           Development Plans. Corium began development of the [*]Product upon the signing of the LOI.  Upon the signing of this Agreement, Corium will begin development of the Catapress TTS Product, and within thirty (30) days of the Effective Date, Corium will begin development of the [*] Product.  The Parties are in the process of determining, and will mutually decide by December 31, 2004, whether or not they will develop the [*]Product.  Attached to this Agreement as Exhibits A, B, C, and D respectively are the

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Target Achievement Date and Timeline (the “Development Plan”), a development budget, (the “Budget”), payment schedule (the “Payment Schedule”), and milestone payment schedule (the “Milestone Payment Schedule”) with respect to each Product.

(b)           Development.  Corium shall use its commercially reasonable efforts to develop the Products, in accordance with the Development Plan for each Product.

 (c)          Regulatory Filings and Communications.  Barr shall use commercially reasonable efforts to draft, submit and maintain any appropriate ANDA for the Products, including all amendments and supplements to the FDA, and obtain FDA approval for the commercialization of each Product.

3.2.        Development Progress Reports. Corium shall submit to Barr a report (the
“Development Progress Report”) detailing the progress of the development of each Product within ten (10) days following the end of each calendar month.  Such report shall include an updated Development Budget, by quarter, for the remainder of the Development Program for each Product.  To the extent the updated Development Budget deviates from the prior Development Budget submitted for such Product, Barr shall review the reasons for such deviation and decide whether to amend the Development Budget accordingly.  Barr acknowledges that if the parties do develop the [*]Product that the parties plan to develop under this Agreement, then the Budget for the [*] Product will be [*], which represents [*]of the Budget.  If Barr decides to amend the Development Budget, the Development Budget, as amended by Barr, shall constitute the “Amended Development Budget.”

3.3    Reimbursement of Development Costs. Corium shall use commercially reasonable efforts to control Development Costs and remain within the Development Budget or Amended Development Budget as the case may be.  At the end of each month, Corium shall issue an invoice to Barr for the Development Costs actually incurred during such month with respect to the Products. Barr shall reimburse Corium within [*] of receiving the invoice from Corium, provided that the Development Cost for such month did not exceed the approved Development Budget or Amended Development Budget for that month as the case may be, and subject to the Audit Rights set forth in Section 10.4.

  Corium shall promptly notify Barr when a Target Achievement Date is not likely to be achieved during a quarter, or in the event that the Development Cost for such quarter exceeds or is likely to exceed the approved Development Budget or Amended Development Budget as the case may be. Corium, in the Development Progress Report, shall propose an additional time frame and/or budget required to achieve such Target Achievement Date.  Barr shall review the reasons for such budget increase or time delay, and if Barr does not approve such additional budget, Barr shall not be responsible for, in part or in whole, any costs in excess of the Development Budget or Amended Development Budget.

3.4   Prepayments.  Upon execution of the  letter of intent between Barr and Corium, dated  December 9, 2004, Barr paid Corium an advance payment of [*] for labor, material and supplies to begin development on a generic [*] Product (the “First Development Payment”).  Barr has also paid Corium [*]within the thirty days following December 9, 2003 to continue the development of the [*] Product (the “Second Development Payment”).

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The First and Second Development Payments shall be referred to collectively as the “Development Pre-Payments.”  The Development Pre-Payments shall be credited towards amounts Barr owes Corium under this Agreement for labor, materials, and supplies of the [*] Product during the duration of the Development Program for the [*] Product until such payments have been fully applied. Any balance of such payments remaining after Corium has been reimbursed for all labor, materials, and supplies of the [*] Product it incurred will be refunded by Corium to Barr if Barr determines in its sole discretion that the patent analysis makes it economically infeasible to pursue the development of the [*] Product or otherwise terminates this Agreement.

3.5   Milestone Payments.  In addition to Barr paying Corium the Development Pre-Payments, Barr will pay Corium the Milestone Payments further described in Exhibit D upon Corium achieving each of the following milestones with respect to a particular Product: (a) submission of a lead formulation which shows comparable in vitro skin permeation, (b) manufacture and shipment of clinical batch, (c) manufacture and shipment of BE batch, and (d) completion of CMC section of ANDA

3.6          Inspections.   Each Party’s representatives shall have the right, from time to time during normal business hours and upon reasonable notice, to visit the other Party’s facilities, as appropriate, to review and/or audit such other Party’s quality, regulatory, cGMP, Good Clinical Practices and other compliance systems and activities related to the Products. Unless otherwise mutually agreed upon by the Parties, after the first twelve (12) months of commercial manufacturing of the last of the Products to be manufactured, visits shall occur no more frequently than [*]. Each Party shall reasonably cooperate in such activities, and shall make available such personnel and documents (including, without limitation, batch records, clinical study records, and standard operating procedures) as the requesting Party may reasonably request in connection therewith.

ARTICLE IV - CAPITAL EQUIPMENT/FACILITIES

4.1          Capital Expenditure Payments. – Barr or one of its Affiliates shall pay all costs for manufacturing equipment and facility improvements pertaining to the Products and Barr or such Affiliate shall own such manufacturing equipment.  Barr agrees to maintain adequate insurance for such manufacturing equipment and Corium agrees to be responsible for the servicing and maintenance of such manufacturing equipment.  Corium also agrees to use such manufacturing equipment for Barr and the Products only (unless Corium has purchased such equipment from Barr in which case Corium can then use the equipment for any purpose it desires except that Corium shall give priority use of the equipment for Barr and the Products).  However, Corium may request from time to time, permission from Barr to use such manufacturing equipment for other customers and other products.  For as long as Barr owns the equipment, neither Corium nor Barr shall assign, transfer, pledge, hypothecate or otherwise dispose of the equipment or any interest therein.  Barr will execute such documents and authorize such filings as Corium shall reasonably request to Barr’s creditors of Corium’s right to purchase the equipment under this Agreement.  A detailed capital

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expenditure budget, timeline and schedule for the payment of such costs is attached as Exhibit C.  Corium shall select third party vendors for all manufacturing equipment purchases and Corium shall place all manufacturing equipment orders.  The vendors shall invoice Barr directly for such manufacturing equipment purchases and Barr shall forward a copy of such invoices to Corium.  Barr shall pay the vendors in accordance with all manufacturing equipment invoices by the payment due dates specified in such invoices.  If Corium wishes to purchase any or all of the manufacturing equipment owned by Barr, Corium may do so at any time by reimbursing Barr for the actual costs paid by Barr for all of the equipment or each individual piece of equipment that Corium wishes to purchase.

4.2   Capital Equipment Pre-Payments.  Upon execution of the Letter of Intent between the Parties, Barr paid Corium an advance, nonrefundable payment of [*] dollars for equipment (the “Equipment Pre-Payment”).  Additionally, pursuant to the letter agreement dated April 15, 2004 between Barr and Corium, Barr paid Corium an amount in the sum of  [*] for the purchase of equipment on Barr’s behalf (the “Equipment Payments”).

ARTICLE V - DISCLOSURE OF INFORMATION; PERFORMANCE OF DUTIES

5.1          Disclosure. Upon execution of this Agreement and during the Term, each Party shall disclose to the other Party Confidential Information and Program Information necessary or useful to proceed with the Program. Each Party shall, at the reasonable request of the other Party, allow personnel of the other Party to consult with its staff at mutually agreeable times, to discuss and review such Confidential Information and Program Information.

5.2          Confidentiality. Except as specifically authorized by this Agreement, each Party shall, for the Term and for five (5) years after its expiration or termination for any reason, keep confidential, not disclose to others and use only for the purposes provided for or permitted under this Agreement, the other Party’s Confidential Information. Notwithstanding the foregoing, such information may be (i) disclosed to governmental agencies and others where such Confidential Information is required to be included in regulatory filings permitted under the terms of this Agreement or in patent applications filed within the United States Patent and Trademark Office or corresponding international patent offices; (ii) provided to Third Parties under appropriate terms and conditions including confidentiality provisions substantially equivalent to those in this Agreement, in connection with the receiving Party’s clinical or bio-equivalence testing, consulting, regulatory activities, manufacturing and marketing activities with respect to the Product undertaken pursuant to or as permitted by this Agreement; (iii) published, if and to the extent such publication has been approved by both Parties; or (iv) disclosed to the extent required by applicable laws or regulations or as ordered by a court or other regulatory body having competent jurisdiction. In each of the foregoing cases, the recipient will use its commercially reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible. In the case of a required disclosure under clause (iv) above, the Party required to make the disclosure shall promptly notify the original disclosing Party and shall

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provide reasonable assistance, if requested by the original disclosing Party, to assist the original disclosing Party in its attempts to prevent or limit the disclosure.

5.3          Ownership. Ownership of Confidential Information shall remain with the disclosing Party. Nothing herein is intended to transfer the ownership of any Confidential Information.

5.4          Compliance with Laws. Each Party agrees to comply with all material laws and regulations applicable to it and to use its commercially reasonable efforts to perform its responsibilities and duties as described in this Agreement.  Each Party represents that neither it nor any of its employees has been debarred or is subject to debarment proceedings by the FDA.  If any such proceedings are commenced against a Party hereto (or any of its employees) during the Term, such Party shall notify the other Party in writing within five business days of the commencement of such proceedings, and shall keep the other Party informed, on a regular basis, of the status of such proceedings. Neither Corium nor Barr shall employ any persons or entities that have been debarred, or that are subject to debarment proceedings, for any aspect of the development, manufacturing or testing of the Products.

ARTICLE VI - LICENSE AND OWNERSHIP

6.1          Intellectual Property Ownership. Barr shall own  all of the interest, title and right in and to the ANDA for each Product and shall retain the exclusive control of such ANDA, including all amendments, supplements and all other communications with the FDA.  Each party shall be the sole owner of the Technical Information of which only its employees and third party contractors are inventors during the term of this Agreement.  Each party will jointly own the Technical Information of which both parties employees or contractors are joint inventors during the term of this agreement, provided, however, that each party will solely own any Technical Information or Know-How developed or invented, solely or jointly with the other party, in connection with this Agreement that relates to any Intellectual Property Rights or Know-How that such party owned or controlled as of the Effective Date of this Agreement (“Background Intellectual Property”).  In the event Corium itself or through a Third Party commercialize any Products outside the Territory, Corium shall pay Barr a royalty of [*] of its net sales for such Product or any AB rated generic equivalent of such Product, outside the Territory.  Barr hereby grants to Corium (a) an exclusive, royalty-free, right and license under the ANDA and the Technical Information to develop, manufacture and supply the Products pursuant to Corium’s obligations under this Agreement, and (b) an exclusive right  (even as to Barr) to commercialize the Products outside the Territory subject to the foregoing royalty obligation.

6.2          License in a Bankruptcy Event.  In the event of a Bankruptcy Event with regard to Corium, Corium will use reasonable commercial efforts to continue to supply Barr with the Products on substantially similar terms and conditions as Barr received prior to Corium’s Bankruptcy Event.  In the event that (a) Corium becomes the debtor in a case under Chapter 7 of Title 11, U.S. Code  (the “Bankruptcy Code”) or (b) Corium both (i) becomes the debtor in a case under Chapter 11 of the Bankruptcy Code and (ii) is unable to meet Barr’s forecasted demand for Products for a period of sixty (60) continuous days, then

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in case of either (a) or (b), Corium hereby grants to Barr a non-exclusive, non-transferable, non-sublicensable (except as permitted pursuant to Section 7.4(c)), license to Corium’s Know-How to make the Products solely to the extent necessary to enable Barr to continue Commercialization of the Products in the Territory in accordance with this Agreement.  In exchange for any license rights granted pursuant to this Section 6.2, Barr will pay Corium a royalty of [*]on its Net Sales of the [*] and the [*] Products.  For the avoidance of doubt, Barr will not have a license to use Corium’s Know-How to make, have made, sell, use, or otherwise exploit any other products.   Barr shall be responsible for all costs, including all costs incurred by Corium, to transfer any Corium Know-How to Barr to enable Barr to exercise the license described in this Section 6.2.  Barr covenants and agrees that it will forebear from exercising any of the rights granted under this Section 6.2 unless and until the conditions described clauses (a) or (b)(i) and (b)(ii) of this Section 6.2 have been met.

ARTICLE VII - MANUFACTURE OF THE PRODUCTS

7.1       Manufacturing Responsibility.

(a)           Prior to the Launch Date of a Product, Corium shall use commercially reasonable efforts to manufacture the Products for the pivotal bioequivalence studies and the product process validation batches.

(b)           After the Launch Date of a Product and during the Term, Corium shall manufacture, test, release and supply Products to Barr in accordance with this Agreement.

(c)           Corium shall supply exclusively to Barr, and Barr shall purchase exclusively from Corium for use and distribution in the Territory, all of Barr’s requirements for the Products.  Corium shall not supply the Products to any Person, other than to Barr and its Affiliates, unless such Persons have agreed not to promote, market, sell or distribute the Products or any AB rated generic equivalent of such Products in the Territory.  In the event that any such Person fails to comply with such restrictions, Corium shall immediately notify Barr and shall cause such Person to cease such activities.

7.2          Obligations of Corium.  Without limiting the foregoing, Corium shall be responsible for, directly or through a Third Party Manufacturer:

(a)           filing and qualifying with the FDA the manufacturing site of Corium;

(b)           filing and maintaining distribution shipping records for the Products; irrespective of the Party selected to manufacture the Product:

(c)           conducting all required testing including, without limitation, stability testing for each batch of Product manufactured for use in bioequivalence studies contemplated under this Agreement; and conducting, as required by the ANDA, cGMPs, and FDA regulations, as amended, any and all such testing for all validation batches and all commercial batches of Product; and

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(d)           manufacturing and packaging the Products according to any guidelines provided reasonably required by Barr and consistent with the ANDA and all applicable FDA regulations, as amended.  Barr shall have the exclusive right to define (i) the shape, color, size, embossing and imprinting of each Unit or Product, and (ii) packaging, cartoning, labeling, including package inserts, and all related artwork for containers and any advertising.

7.3          Subcontracting Manufacturing. Corium shall be entitled to engage a Third Party Manufacturer to satisfy its manufacturing commitments pursuant to this Article 7. In such event Corium shall promptly notify Barr, and shall identify and upon Barr’s approval engage and qualify such Third Party Manufacturer to satisfy such manufacture commitments. Corium will bear the sole responsibility for entering into a supply agreement for the Product between Corium and such Third Party, and shall continue to be responsible to Barr for all the obligations imposed on Corium herein. All compensation paid by Corium to such Third Party Manufacturer in consideration for the manufacture of the Products shall be included in Fully Allocated Costs; provided that such compensation shall be commercially reasonable and comparable to similar transactions in the like industry.

7.3       Barr’s Manufacturing Right.

(a)           Barr shall have the right to qualify a second source for supply of the Products, at Barr’s own expense, provided that such second source may only supply Barr with Products either (i) in accordance with Section 7.4(b) below or (ii) [*].  Corium shall provide Barr with reasonable assistance at the request and expense of Barr, in qualifying such second source for supply of the Products.

(b)           Barr shall have the right to manufacture the Product, or have the Products manufactured by its Affiliates and/or a Third Party Manufacturer in the event that [*].   Any Product manufactured by Barr, its Affiliates or Third Party Manufacturer pursuant to this Section 7.4 shall be included for purposes of calculating Gross Sales for such Product; provided that the costs incurred by Barr or its Affiliates or paid to Third Party Manufacturers shall be calculated as part of the Fully Allocated Costs.

Corium shall grant to Barr, its Affiliates and/or such Third Party Manufacturer as directed by Barr, a non-exclusive right to [*]solely to the extent necessary to enable Barr, such Affiliates and/or such Third Party Manufacturer to manufacture the Product pursuant to Section 7.4 (b) for so long as (i) [*], (ii) [*], and (iii) [*].

7.5          Expiration Dates.  Products supplied by Corium shall, at the time of Delivery to Barr, be dated such that the expiration of such Products shall not occur until at least [*] from such date of delivery to Barr, provided, however, that Corium shall use commercially reasonable efforts to provide Products to Barr with the longest possible expiration date.

7.6          Quality Control.  Corium shall manufacture, test, label, package, and ship all Product, or cause the Products to be manufactured, tested, labeled, packaged, and shipped in accordance with the respective ANDA, Product specifications, cGMP, and the Act, as amended.

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7.7            Manufacturing Changes.  Corium shall notify Barr in the event it desires to make any changes in the manufacturing process as set forth in the applicable ANDA for the Products.  No such change shall be made unless Barr authorizes such change.

7.8            Manufacturing Audit.  Barr, either itself or through or with its representatives, shall have the right, twice each calendar year, or more often if a reasonable basis exists therefore (such as, by way of example and not limitation, a change in, or material noncompliance with, applicable laws, regulations and governmental guidelines), upon reasonable notice and during normal business hours, to subject the manufacturing facilities where Corium manufactures, or has manufactured, Products to a cGMP audit or inspection at Barr’s expense.  This inspection shall be conducted to ensure compliance with all requirements of applicable laws and regulations, including cGMPs, and all guidelines promulgated by the FDA as well as evolving standards required by the FDA.  Such inspection and auditing shall be permitted upon reasonable notice and during normal business hours, taking into account Corium’s manufacturing cycle of Products.

(a)             Notice of Inspections.  Corium shall immediately notify Barr of any inspection of its or any of its Affiliates’ facilities (or of any facilities of its or their licensees, distributors, contractors, subcontractors or agents) related to any of the Products or the API by any regulatory agency, including the FDA, and shall send Barr copies of any written reports or correspondence to or from any regulatory agency relating to such inspection.   Such reports may exclude any trade secrets of Corium that are unrelated to the activities under this Agreement.  Corium shall permit the relevant governmental authorities to inspect its facilities and records in connection with the activities contemplated by this Agreement.

ARTICLE VIII - PATENT ISSUES

8.1          Patent Review.

(a)           Barr shall use commercially reasonable efforts to obtain a review and analysis by Barr’s outside patent counsel of the validity and/or enforceability of the Listed Patents for the Products, and Corium’s formulation and technology proposed to be used to manufacture the Products, and recommended measures to avoid infringement of such patents and other patents in the field.  If Barr’s outside patent counsel is unable to recommend measures to avoid infringement or Corium is unable to make such a change to the Product, as determined by Barr in Barr’s sole discretion, Barr may terminate this Agreement pursuant to Section 14.2(d) herein.

(b)           During the term of this Agreement, each Party shall promptly disclose to the other Party, with respect to a Product, any other patents, patent applications or inventions that may affect the development and commercialization of the Product that come to such Party’s attention.  Within ninety (90) days of such disclosure, Barr shall use commercially reasonable efforts to obtain a review and analysis by Barr’s outside Patent counsel of whether the Product as developed and manufactured by Corium, including Corium’s formulation, process and/or API material, would infringe on an issued, non-expired (as of the intended date of launch of the Product) United States patent. If, in such opinion, such Product does read on such a claim or claims, Corium shall propose any non-infringing changes to the Product, including reformulating the Product. If Corium is unable to make such a change to the Product, as determined by Barr in Barr’s sole discretion, Barr may terminate this Agreement pursuant to Section 14.2(d) herein.

8.2          Patent Paragraph IV Certification. The Parties recognize and agree that the [*] and [*]Product ANDAs are intended to be filed certifying (a “Paragraph IV Certification”) that they are not infringing on patents filed by the Innovators in the Orange Book or that such Orange Book patents are invalid pursuant to 21 CFR. In the event that Barr and/or Corium is involved in litigation in the United States regarding the validity and enforceability of any patents for the Product, Barr shall direct and control, and shall make commercially reasonable efforts to conduct to a successful conclusion, the litigation including, but not limited to, any settlement of all or part of such litigation.

8.3        Patent Costs. The costs associated with the patent review, settlement, and litigation activities conducted pursuant to Sections 8.1 and 8.2 hereof shall be paid by Barr.

8.4        Cooperation. Subject to assuring that any and all defense and/or legal privileges remain intact, each Party shall provide reasonable cooperation to the other Party in its efforts to defend against any patent claims or patent suits relating to a Product. When reasonably requested by Barr, Corium shall enter into a joint defense agreement with Barr.  Corium’s counsel, at Corium’s own cost and expense, may monitor the cases as well as any patent review described herein and Barr will reasonably cooperate with such counsel.

8.5        Settlement.  Barr shall retain complete control of any settlement that results from a litigation between a Party and a Third Party regarding any patents covering a Product; provided that in conducting the negotiations for such settlement Barr shall use commercially reasonable efforts to maximize the economic benefit to the parties.

ARTICLE IX – COMMERCIALIZATION AND SUPPLY.

9.1          Commercialization. Barr shall have the exclusive right, even as to Corium, to Commercialize the Products in the Territory. Corium shall have the exclusive right, even as to Barr, to Commercialize the Products outside of the Territory subject to Corium’s royalty obligations under Section 6.1 hereof. Upon final approval by the FDA for the ANDA for a Product and as soon as practicable after the Products may be manufactured and sold in the United States free from any and all restrictions, as determined by Barr in its sole and exclusive discretion, Barr shall use commercially reasonable efforts to Commercialize the Product in the Territory. Barr shall have the sole and exclusive right to establish and control the prices and all other terms and conditions for the sales of the Product in the Territory.

9.2          Regulatory Responsibilities. Following the approval by the FDA of an ANDA, Barr shall be solely responsible, with Corium’s reasonable assistance, for maintaining the ANDA for the Products including any necessary periodic reporting requirements. Furthermore, Barr shall be responsible for all adverse event reporting as required by the Act. Barr agrees to perform these activities in conformance with cGMP, the ANDA specifications and the Act. Barr shall provide Corium with copies of all material

*Confidential Treatment Requested.

correspondence from or to regulatory authorities in the Territory relating to the maintenance of the ANDA.

9.3          Supply.  Upon the approval by the FDA of an ANDA, Corium shall use its commercially reasonable efforts to supply Barr with its requirements for the Product in the Territory.  Corium shall maintain inventory levels for such Products, consistent with its normal practices, giving due consideration to the forecasts submitted by Barr hereunder.

9.4          Forecasts.   The Barr and Corium advisory committee (Committee) will meet at least [*] prior to the Launch Date of each Product for the purpose of  planning a successful Product launch.  Corium will prepare a Production Launch Plan for each Product based on Barr’s estimated launch quantity and estimated launch date within [*] after receipt of non-binding estimated launch quantities and launch date from Barr.  Barr will place firm purchase orders for the Product(s) far enough in advance to meet Barr’s launch requirements based on Corium’s Production Launch Plan.

After the Launch Date of a particular Product within the Territory, [*]prior to the beginning of each [*], Barr shall provide to Corium [*] worth of forecasts for the Product as follows: (1) a binding purchase order for Products for the coming [*], (2) a firm forecast (the “Firm Forecast”) for the[*], and (3) a forecast of its estimated requirements for Products in the [*] thereafter, along with requested shipment dates for Products.  Barr’s purchase order for the [*] shall be binding upon Barr, and shall be accepted by Corium provided that the quantities ordered are within the amounts forecast by Barr for such [*]. The total amount of each Product actually ordered by Barr for the [*] may not be less than [*]or exceed[*] of Barr’s Firm Forecast for such Product for the [*]. All other amounts specified for the following [*] are considered a non-binding but good faith forecast.  No change may be made in the binding purchase order for Products or the shipment dates requested therefor without the prior consent of Corium (such consent not to be unreasonably withheld).

9.5          Excess Over Forecast.  If Barr’s orders for Products exceed the amounts forecasted by Barr pursuant to Section 9.4.  Corium shall use commercially reasonable efforts to supply the amounts of Products so ordered by Barr.

9.6          Purchase Orders.  Barr’s purchase orders to Corium shall set forth with respect to each Product:  (i) the quantity or amount ordered, (ii) shipping arrangements, and (iii) the requested delivery date to Barr (each, a “Purchase Order”).  Following a Product’s Launch Date, Corium shall not be required to fulfill any Purchase Order requesting a delivery date earlier than [*] after receipt of a Purchase Order.  Within [*] of its receipt of any Purchase Order, Corium shall send a written acknowledgement of such receipt to Barr and include in such notice, if necessary, the fact that Corium is unable to fulfill such Purchase Order (without limiting any of Barr’s rights or remedies under this Agreement or otherwise).  The terms and conditions of this Agreement shall supersede and control any terms and conditions in any form of Purchase Order or any other business forms used by the Parties for the purposes of ordering, acknowledging, invoicing or shipping.

9.7          Delivery.  Corium shall deliver Products ordered pursuant to a Purchase Order to Barr via regular freight in accordance with the delivery instructions set forth in

*Confidential Treatment Requested.

such Purchase Order.  Title and risk of loss will pass to Barr when the Products are delivered to Barr’s designated carrier.  Barr shall have the right to cancel any Purchase Order, in whole or in part, which is delayed more than [*]from the date of delivery requested by Barr.

9.8          Non-Conforming Product.  Barr shall inspect the Products that are delivered by Corium pursuant to this Agreement according to Barr’s standard inspection guidelines, prior to their distribution and sale by Barr or sublicensees or distributors.  If a shipment of Products, or any portion thereof, is adulterated, damaged, defective or otherwise non-conforming, then Barr shall have the right to reject such shipment, or the portion thereof that fails to so conform, as the case may be, upon written notice to Corium, specifying the grounds for such rejection, within [*] following the date on which Barr receives from Corium the invoice relating to such shipment of Products.  If no notice of rejection is given by Barr within such [*] period or with respect to a shipment of Products, then such shipment shall be deemed to have been accepted; provided, however, that any failure to provide a notice of rejection by Barr shall not be deemed to be an acceptance in the event that any reason for rejection exists that could not be discovered during a reasonable inspection of such shipment.  In the event of any such rejection[*].  If Corium agrees with Barr’s claim, [*].  If Barr and Corium are unable to resolve their differences, then either Barr or Corium may refer the matter to a certified analytical firm of international reputation independent of and acceptable to both Parties for final analysis using a sample from such shipment provided by Barr, which shall be binding on Barr and Corium.  The fees and disbursements of such firm shall be paid by the Party whose contention is rejected by the firm.

9.9          ANDA Specifications.  Barr shall comply with the specifications set forth in the ANDA, the applicable law, and any written specifications provided by Corium, concerning the packaging, labeling, storage, handling, and transportation of the Products.  Neither Barr nor any employee or person acting on behalf of Barr shall make any modification to the Products, Product packaging or labeling of the Products as delivered by Corium.

9.10        OTC.  In the event a Product becomes available over the counter (the “OTC”), the Parties shall negotiate in good faith any amendment to the Parties rights and obligations in relation to such Product as it pertains to OTC status.

ARTICLE X - PAYMENTS

10.1        Allocation and Distribution of Profits.  Within [*] following the close of each Calendar Quarter, Barr shall pay Corium an amount equal to (i) [*] of Net Income from Barr’s sales of the [*] Product in the Territory (ii) [*] of Net Income from Barr’s sales of the [*]Product in the Territory; (iii) [*] of Net Income from Barr’s sales of the Catapress TTS Product in the Territory; and (iv) [*] of Net Income from Barr’s sales of the [*] Product in the Territory.

10.2        Transfer Price.  The transfer price for the Products Corium supplies to Barr pursuant to Section 9.3  (hereinafter, the “Transfer Price”) shall be equal to the [*].

*Confidential Treatment Requested.

10.3          Manner of Payment. All payments due hereunder shall be made in United States dollars without any deduction or withholding for or on account of, any taxes, duties, levies, fees or charges except those taxes or duties levied against Corium which are legally required to be withheld by Barr. All taxes levied on account of any payment accruing to Corium under this Agreement which constitutes income to Corium shall be the obligation of Corium, and, if provision is made in law or regulation for withholding, such tax shall be deducted by Barr from any payment then due, Barr shall pay such tax to the proper taxing authority, and receipt for payment of the tax shall be promptly sent to Corium by Barr. However, Corium shall have the right to appeal to the appropriate tax authority any such withholding and payments of any such tax.

10.4          Books of Account; Audit. Each Party shall maintain true and complete books of account containing an accurate record of all data necessary for the proper computation of amounts charged by it and payments due from it under this Agreement. Upon [*] prior written notice, each Party shall have the right, through the independent certified public accountants engaged by the requesting Party, to conduct its regular annual audit, or through a firm of independent public accountants selected by mutual agreement of the Parties, to examine the books and records of the other Party as they relate to this Agreement, at any time within [*] after the date of the payment or charges to which they relate [*] for the purpose of verifying the amount of such payments or charges and the accuracy of such books and records. Such examination shall be made during normal business hours at the place of business of the Party whose books and records are being examined. The Parties agree that information furnished as a result of any such examination shall be limited to a written statement by such certified public accountants to the effect that they have reviewed the books and records of such Party and either (i) the amounts paid or charged under this Agreement are in conformity with such books and records and the applicable provisions of this Agreement, or (ii) setting forth any required adjustments. The fees and expenses of the accountants performing such verification shall be borne by the Party requesting the examination. If any such examination shows any underpayment or overpayment, or overcharge or undercharge, a correcting payment or refund shall be made within [*] after receipt of the written statement described above providing the non-challenging Party agrees with the findings of the challenging Party. If the non-challenging Party disagrees with the finding of the challenging Party, the Parties will attempt, in good faith, to resolve the difference. If after [*] the Parties fail to settle the difference, the dispute resolution provisions of Article 14 will be followed. Notwithstanding the foregoing, if any such examination indicates that there was any underpayment with respect to any Calendar Quarter of more than [*] of the payment actually due or the amount that should actually have been charged, then the Party whose books are being examined shall bear all costs of the examination.

ARTICLE XI – REPRESENTATIONS AND WARRANTIES

11.1                        Corium Warranties.

(a)           Corium warrants that it shall use its commercially reasonable efforts to ensure that its employees working on the Program hereunder will not use information or knowledge which is proprietary to a Third Party.

*Confidential Treatment Requested.

(b)           Corium further warrants that any Product manufactured by it hereunder (i) shall be manufactured in accordance with the Product ANDA and the Product specification, and shall meet the Product specification for its shelf life as set forth in the ANDA; (ii) shall not, at the time of delivery to Barr’s designated carrier, be adulterated or misbranded within the meaning of the Act, or any applicable laws in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and laws are constituted and effective at the time of such delivery; and (iii) shall be manufactured in accordance with cGMP, and all other similar applicable United States laws and regulations, as amended.  Except as set forth in Section 12.1, Barr’s sole remedy for breach of the warranty contained in this subsection 11.1(b) shall be the replacement of such non-complying Product.

CORIUM’S WARRANTIES SET FORTH IN THIS SECTION 11.1 ARE ITS EXCLUSIVE WARRANTIES TO BARR WITH RESPECT TO THE PRODUCT, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, CONCERNING THE PRODUCT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE XII - INDEMNIFICATIONS

12.1        Corium Indemnity.  Corium shall indemnify, defend and hold harmless Barr and its Affiliates, employees or directors from any and all costs, expenses, damages, judgments and liabilities (including reasonable attorneys’ fees and the cost of any recalls) incurred by or rendered against Barr, or its Affiliates, employees or directors in any Third Party claim made or suit brought from a breach by Corium of its representations and warranties pursuant to this Agreement, except to the extent that such claim or suit is based on (i) Barr’s breach of its representations and warranties, or (ii) an action which Barr provided its written consent to, or (iii) any allegation that the Products, or any part thereof, infringe or violate any patent, copyright, trademark, or misappropriate any trade secret (other than misappropriations of which Corium knew or reasonably should have known). Barr shall give prompt written notice of any such claim or suit, and Corium shall undertake the defense thereof. Barr shall cooperate in such defense, to the extent reasonably requested by Corium, at Corium’s expense. Barr shall have the right to participate in such defense, at its own expense, to the extent that in its judgment Barr may be prejudiced thereby.  In any claim made or suit brought for which Barr seeks indemnification under this Section 12.1, neither Party shall settle, offer to settle, or admit liability or damages without the prior written consent of the other Party.

12.2        Barr Indemnity. Barr shall indemnify, defend and hold harmless Corium and its Affiliates, employees or directors from any and all costs, expenses, damages, judgments and liabilities (including reasonable attorneys’ fees and the cost of any recalls) incurred by or rendered against Corium, or its Affiliates, employees or directors in any Third Party claim made or suit brought that is (i) based on damages resulting from the clinical testing, use or sale of the Product, (ii) an allegation that the Products, or any part thereof, infringe or violate any patent, copyright or trademark of a third party or misappropriate any trade secret of a

*Confidential Treatment Requested.

third party (other than misappropriations of which Corium knew or reasonably should have known), or (iii) results from Barr’s negligence or Barr’s breach of its obligations pursuant to this Agreement; except to the extent that such claim or suit is based on Corium’s breach of its representations or warranties under this Agreement. Corium shall give prompt written notice of any such claim or suit, and Barr shall undertake the defense thereof. Corium shall cooperate in such defense, to the extent reasonably requested by Corium, at Barr’s expense. Corium shall have the right to participate in such defense, at its own expense, to the extent that in its judgment Corium may be prejudiced thereby.  In any claim made or suit brought for which Corium seeks indemnification under this Section 12.2, neither Party shall settle, offer to settle, or admit liability or damages without the prior written consent of the other Party.

12.3        Mitigation. In the event of any occurrence which may result in either Party becoming liable under this Article, each Party shall use commercially reasonable efforts to mitigate the damages that may be payable by the other Party hereunder.

12.4        Insurance Requirements. For the Term and [*] thereafter Corium shall maintain, or cause to be maintained, at its own expense, product-liability, general liability and excess policy insurance in an amount not less than [*] per occurrence.  In addition, Barr and Corium shall maintain workers compensation and property, inventory and business interruption insurance as is commercially reasonable.  Upon a Party’s written request from time to time, each Party shall furnish to the other Party one or more Certificates of Insurance reflecting coverage under such insurance and shall name such other Party as an additional insured on such policy.

ARTICLE XIII - LIMITATION OF LIABILITY

13.1        Limits of Liability. Except for Parties’ indemnification obligations under Article XII or confidentiality obligations under Article V in no event, other than as set forth herein, shall either Party be liable to the other Party for special, incidental, consequential or punitive damages, or for costs of procuring substitute products, whether the claim is based upon contract, warranty, tort, negligence, product liability, or strict liability theories or otherwise relates to the failure to perform any obligations set forth herein.  Except for Corium’s indemnification obligations under Article XII or confidentiality obligations under Article V in no event, other than as set forth herein, shall Corium’s liability to Barr in connection with this agreement for all causes of action and under all theories of liability exceed [*]. The parties have agreed that these limitations will survive and apply even if any limited remedy specified in this agreement is found to have failed of its essential purpose.

ARTICLE XIV - TERM AND TERMINATION: MODIFICATION OF RIGHTS

14.1        Term. The term of this Agreement (the “Term”) shall, with respect to a Product, commence on the Effective Date and shall continue until the earlier of (i) a termination pursuant to Section 14.2 with respect to such Product, or (ii) the conclusion of the last day of the tenth (10) full calendar year following the Launch Date of the Product (the “Initial Term”), and shall thereafter be automatically renewed for additional one-year

*Confidential Treatment Requested.

terms (each a “Renewal Term”), unless either Party, not less than three (3) months prior to expiration of the Initial Term or any Renewal Term, terminates the Agreement by written notice to the other.

14.2        Termination Events. This Agreement shall only be terminated in the following manner, upon the occurrence of any of the events set forth in this Section 14.2 (each a “Termination Event”):

(a)           The Parties may terminate this Agreement at any time by written mutual agreement.

(b)           Either Party may terminate this Agreement upon a material breach by the other Party; provided that the terminating Party shall provide the breaching Party with a written notice reasonably detailing such breach and such breach or default is not cured within sixty (60) days after receipt such notice.

(c)           [*].

(d)           [*]

(i) [*];

 (ii) [*];

(iii) [*];

 (iv) [*]; or

  (v) [*].

14.3                        Effect of Termination.

(a)           In the event that Barr terminates this Agreement pursuant to Sections 14.2 (d) (i), (iv) or (v), the following shall apply:

(i)            Barr shall and hereby does grant Corium an exclusive (even as to Barr), royalty-free, freely transferable, irrevocable and perpetual license in the Territory to use all Technical Information, and all other technology, know how and information, including all manufacturing know how, owned by Barr as of the date of such Termination and that is necessary for the development and Commercialization of the Products to continue the development and Commercialization of the Products as contemplated by this Agreement for the sole benefit of  Corium.

(ii)           Barr shall cooperate with Corium and take all action reasonably necessary to transfer control to Corium of any litigation being conducted by Barr pursuant to a filing for Paragraph IV certification of the Product.

*Confidential Treatment Requested.

(b)                                 In the event that either party terminates this Agreement pursuant to Section 14.1, or for breach of the other party pursuant to Section 14.2(b), or Barr terminates this Agreement pursuant to Section 14.2 (d) (ii) or (iii), or Corium terminates this Agreement for [*] pursuant to Section 14.2(c), the non-terminating party shall and hereby does grant such terminating party an exclusive (even as to such non-terminating party), freely transferable, irrevocable and perpetual license in the Territory to use all Technical Information, and all other technology, Know- How and information, including all manufacturing know how and regulatory data and information, owned by such non-terminating party as of the date of such Termination and that is necessary for the development and Commercialization of the Products to continue the development and Commercialization of the Products as contemplated by this Agreement for the sole benefit of such party.

(c) In the event that Barr terminates this Agreement for [*] pursuant to Section 14.2(c), then Barr shall be granted a license to Corium’s Know-How in accordance with Section 6.2.

14.4                        Post-Termination Use of ANDA.  If this Agreement is terminated due to a breach by Barr pursuant to Section 14.2 (b), or Barr terminates this Agreement at the end of the Initial Term or any subsequent Renewal Term pursuant to Section 14.1, or Barr terminates this Agreement pursuant to Subsections 14.2 (d)(i)(iv) or (v):

(a)                                 Barr shall cease the Commercialization of the Product upon the termination or expiration of this Agreement; provided, however, Barr shall be entitled to continue to sell its remaining inventory, on the terms of this Agreement.  For any sale of remaining inventory of the Product, Barr shall continue to make payments to Corium as provided in Section 9.1; and

(b)                                 In the event that an ANDA has been filed for a particular Product the development of which is terminated by Barr, Barr shall assign such ANDA to Corium.

14.5                        Rights on Termination. Termination of this Agreement for any reason shall be without prejudice to (i) either Party’s rights under this Agreement with respect to claims arising out of events occurring prior to such termination; (ii) Corium’s right to receive all payments owed or accrued under this Agreement for periods prior to the date of termination; and (iii) any other remedies which either Party may otherwise have.

ARTICLE XV - MISCELLANEOUS

15.1                        Waiver and Amendment. Any waiver by any Party hereto of a breach of any provisions of this Agreement shall not be implied and shall not be valid unless such waiver is recited in writing and signed by such Party. Failure of any Party to require, in one or more instances, performance by the other Party in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of the future performance of any such terms or conditions or of any other terms and conditions of this Agreement. A waiver by either Party of any term or condition of this Agreement shall not be deemed or construed to be a waiver of such term or condition for any other term. All rights, remedies,

*Confidential Treatment Requested.

undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either Party. This Agreement may not be amended except in writing, signed by both Parties.

15.2                        Relationship of the Parties. For all purposes of this Agreement, Corium and Barr shall be deemed to be independent entities and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute Corium and Barr as partners, joint ventures, co-owners, an association or any entity separate and apart from each Party itself, nor shall this Agreement constitute any Party hereto an employee or agent, legal or otherwise, of the other Party for any purposes whatsoever. Neither Party hereto is authorized to make any statements or representations on behalf of the other Party or in any way obligate the other Party, except as expressly authorized in writing by the other Party. Anything in this Agreement to the contrary notwithstanding, no Party hereto shall assume nor shall be liable for any liabilities or obligations of the other Party, whether past, present or future.

15.3                        Headings. The headings set forth at the beginning of the various Articles of this Agreement are for reference and convenience and shall not affect the meanings of the provisions of this Agreement.

15.4                        Notices. Notices required under this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, or by telex or facsimile and confirmed by registered or certified mail and addressed as follows:

If to Barr:	Barr Laboratories, Inc.
2 Quaker Road
Pomona, NY 10970-0519
Facsimile: (845) 362-2774
Attention: President
with a copy to: General Counsel

If to Corium:	Corium International, Inc.
2686 Middlefield Road
Redwood City, CA 94063
Facsimile: (650) 298-8012
Attention: CEO

With a copy to: Ralph Pais, Esq.
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Facsimile: (650) 938-5200

All notices shall be deemed to be effective five days after the date of mailing or upon receipt if sent by telex or facsimile (but only if followed by certified or registered confirmation). Either Party may change the address at which notice is to be received by written notice pursuant to this Section 15.4.

15.5                        Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be stricken and the remaining provisions shall remain in full force and effect; provided, however, that if a provision is stricken so as to significantly alter the economic arrangements of this Agreement, the Parties agree to negotiate in good faith modifications to this Agreement to effectuate the initial intent of this Agreement.

15.6                        Assignment. This Agreement shall not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that either Party may assign this Agreement, in whole or in part, to any successor (including the surviving company in any consolidation, reorganization or merger) or assignee of all or substantially all of its business, or to a wholly owned subsidiary or Affiliate. This Agreement will be binding upon any permitted assignee of either Party.  No assignment shall have the effect of relieving any Party to this Agreement of any of its obligations hereunder.

15.7                        Event of Force Majeure.  Neither Party shall be responsible or liable to the other hereunder for the failure or delay in the performance of this Agreement due to any civil unrest, war, fire, earthquake, hurricane, accident or other casualty, or any labor disturbance or act of God or the public enemy, or any other contingency beyond the Party’s reasonable control. In the event of the applicability of this Section 15.7, the Party failing or delaying performance shall use its commercially reasonable efforts to eliminate, cure and overcome any of such causes and resume the performance of its obligations. Upon the occurrence of an event of force majeure, the Party failing or delaying performance shall promptly notify the other Party, in writing, setting forth the nature of the occurrence, its expected duration and how such Party’s performance is affected. The failing or delaying Party shall resume performance of its obligations hereunder as soon as practicable after the force majeure event ceases.

15.8                        Public Disclosure. Neither Party shall disclose to third Parties, nor originate any publicity, news release or public announcement, written or oral, whether to the public, the press, stockholders or otherwise, referring to the existence or terms of this Agreement the subject matter to which it relates, the performance under it or any of its specific terms and conditions, except as required by law, without the prior written consent of the other Party. If a Party decides to make an announcement, it will give the other Party such notice as is reasonably practicable and an opportunity to comment upon the announcement.

15.9                        Survival. Sections 4.1, 5.3, 5.4, 6.1, 8.3, 8.4, 8.5, 10.1, 10.3, 10.4, 14.3, 14.4, 14.5, and Articles 1, XI, XII, XIII, and XV shall survive the termination for any reason of this Agreement. Section 5.2 shall survive the expiration or termination of this Agreement for five (5) years. Any payments due under this Agreement with respect to any period prior to its termination shall be made notwithstanding the termination of this Agreement.

15.10                 Effects of Insolvency or Bankruptcy on Licenses.  The Parties acknowledge and agree that all rights and licenses to intellectual property granted to a licensee pursuant to this Agreement (other than with respect to Trademarks) are, for all purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in the Bankruptcy Code, and that in the event a Party who is a licensor becomes a debtor in bankruptcy, the provisions of Section 365(n) of the Bankruptcy Code shall apply and the other Party shall continue to have rights under such licenses as long as such Party continues to fulfill all of its obligations, including its obligations to pay royalties, under this Agreement, as and to the extent provided in Section 365(n).  Each Party, in its capacity as licensor of such rights under this Agreement (as applicable), acknowledges and agrees that the other Party, in its capacity as licensee of such rights under this Agreement (as applicable), shall retain and may fully exercise all of such other Party’s rights and elections as and to the extent provided in the Bankruptcy Code.

15.11                 No Conflict. Each Party represents that neither this Agreement nor any of its obligations hereunder will conflict or result in a breach of any arrangement or agreement between such Party and any Third Party.

15.12                 Entire Agreement. This Agreement, including the exhibits hereto, sets forth the entire understanding between the Parties hereto as to the subject matter hereof and supersedes all other documents, agreements (including the Confidentiality Agreement, except that the Confidential Information provided under the Confidentiality Agreement shall be deemed to have been provided hereunder), verbal consents, arrangements and understandings by or between the Parties with respect to the subject matter hereof.

15.13                 Limitation of Grant. Nothing in this Agreement shall be construed as granting by implication, estoppel, or otherwise, any license or rights than otherwise set forth herein.

15.14                 Governing Law. This Agreement shall be governed by, and construed, and enforced in accordance with the substantive laws of the State of New York, without giving effect to its rules concerning conflicts of laws.

15.15                 Dispute Resolution.  The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement that may relate to the parties’ rights and obligations hereunder.  The parties agree that they shall use reasonable efforts to resolve any dispute that may arise in an amicable matter.

15.16                 Escalation.  If the parties are unable to resolve such a dispute within thirty (30) days, then before either Party shall be entitled to file a lawsuit in connection with such dispute, either Party within fifteen (15) days, may by written notice to the other Party, require the Parties to submit any such disputed matter to the Chief Executive Officers of the Parties, who shall meet and use good faith efforts to negotiate a resolution within thirty (30) days of receipt of such notice.  In the event that the Chief Executive Officers are unable to resolve such dispute within such 30-day period, either Party shall be entitled to seek all legal recourse available to it in connection therewith.  The Chief Executive Officers shall issue their resolution in writing.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

CORIUM INTERNATIONAL, INC.

By:	/s/ Gary W. Cleary
Name: Gary W. Cleary
Title: President
Date: May 5, 2004

BARR LABORATORIES, INC.

By:	/s/ Paul M. Bisaro
Name: Paul M. Bisaro
Title: President
Date: 5/5/04

Exhibit A

FAST-TRACK TIMELINE

PRODUCT	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Generic Catapres-TTS Bioequivalent Product No remaining product or patent exclusivity	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*] Bioequivalent Product No remaining product or patent exclusivity	[*]	[*]	[*]	[*]	[*]	[*]	[*]

*-ANDA approval timeline is estimate only

**- [*]development timeline will be adjusted based on Barr’s official approval to move forward on the product

*Confidential Treatment Requested.

1

Exhibit A (con’t)

Generic [*] and [*]

Bio-equivalent Patch Development Plan and Timeline

I.                                        Development and Prototype production [*]

a.              [*]

II.                                   Pilot manufacturing and manufacturing development [*]

[*]

III.                              Clinical study, stability and ANDA filing [*]

IV.                               ANDA approval [*]

a.              Manufacturing development for commercial product

V.                                    Commercial launch [*]

Exhibit A (con’t)

Generic Catapres-TTS® and [*]

Bio-Equivalent Patch Development Plan and Timeline

I.                                        Development and Prototype production [*]

[*]

II.                                          Pilot manufacturing and manufacturing development [*]

[*]

III.                                     Clinical study, stability and ANDA filing [*]

IV.                               ANDA approval [*]

a.                 Manufacturing development for commercial product

V.                                    Commercial launch [*]

*Confidential Treatment Requested.

2

Exhibit B

Estimated Budget 4-1-04

The Budget

1.              The budget is based on the development of four products concurrently.

2.              No allowance has been made for specialized material handling and safety equipment that some compounds may require.

3.              Preclinical and Clinical studies are not included in the budget.

4.              Preparation of the CMC section of the ANDA is included in the budget.

5.              Budget for [*] reflects a [*] discount for four products in development at the same time.

Budget Summary

Labor, Materials and Supplies Budget Summary	R&D	Manufacturing	Total Budget
[*]	[*]	[*]	[*]
Generic Catapres-TTS	[*]	[*]	[*]
Generic [*] (reflects [*] discount)	[*]	[*]	[*]
[*]	[*]	[*]	[*]
Total Budget	[*]	[*]	[*]

Capital Equipment and Facility Upgrades Budget Summary	R&D	Manufacturing	Total Budget
[*] Generic Catapres-TTS [*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
Total Budget	[*]	[*]	[*]

*Confidential Treatment Requested.

3

Exhibit B (con’t)

Detailed Generic [*]Development Budget

Development Labor	R&D	Manufacturing	Total Budget
Analytical	[*]	[*]	[*]
Formal Post Approval Stability	[*]	[*]	[*]
Formulation	[*]	[*]	[*]
Process Development	[*]	[*]	[*]
BE Production	[*]	[*]	[*]
Manufacturing Scale-Up/Validations	[*]	[*]	[*]
Clinical and Regulatory	[*]	[*]	[*]
Legal	[*]	[*]	[*]
Materials and Supplies	[*]	[*]	[*]
Development	[*]	[*]	[*]
Analytical	[*]	[*]	[*]
Process Development	[*]	[*]	[*]
BE Production	[*]	[*]	[*]
Total Budget	[*]	[*]	[*]

Detailed Generic Catapres-TTS Development Budget

Development Labor	R&D	Manufacturing	Total Budget
Analytical	[*]	[*]	[*]
Formal Post Approval Stability	[*]	[*]	[*]
Formulation	[*]	[*]	[*]
Process Development	[*]	[*]	[*]
BE Production	[*]	[*]	[*]
Manufacturing Scale-Up/Validations	[*]	[*]	[*]
Clinical and Regulatory	[*]	[*]	[*]
Materials and Supplies	[*]	[*]	[*]
Development	[*]	[*]	[*]
Analytical	[*]	[*]	[*]
Process Development	[*]	[*]	[*]
BE Production	[*]	[*]	[*]
Total Budget	[*]	[*]	[*]

*Confidential Treatment Requested.

4

Exhibit B (con’t)

Detailed Generic [*] Development Budget

Development Labor	R&D	Manufacturing	Total Budget
Analytical	[*]	[*]	[*]
Formal Post Approval Stability	[*]	[*]	[*]
Formulation	[*]	[*]	[*]
Process Development	[*]	[*]	[*]
BE Production	[*]	[*]	[*]
Manufacturing Scale-Up/Validations	[*]	[*]	[*]
Clinical and Regulatory	[*]	[*]	[*]
Materials and Supplies	[*]	[*]	[*]
Development	[*]	[*]	[*]
Analytical	[*]	[*]	[*]
Process Development	[*]	[*]	[*]
BE Production	[*]	[*]	[*]
Budget	[*]	[*]	[*]
Total Budget [*]	[*]	[*]	[*]

Detailed [*] Development Budget

Development Labor	R&D	Manufacturing	Total Budget
Analytical	[*]	[*]	[*]
Formal Post Approval Stability	[*]	[*]	[*]
Formulation	[*]	[*]	[*]
Process Development	[*]	[*]	[*]
BE Production	[*]	[*]	[*]
Manufacturing Scale-Up/Validations	[*]	[*]	[*]
Clinical and Regulatory	[*]	[*]	[*]
Materials and Supplies	[*]	[*]	[*]
Development	[*]	[*]	[*]
Analytical	[*]	[*]	[*]
Process Development	[*]	[*]	[*]
BE Production	[*]	[*]	[*]
Total Budget	[*]	[*]	[*]

*Confidential Treatment Requested.

5

Exhibit B (con’t)

Detailed Capital Equipment and Facility Upgrades Budget for [*], Generic Catapres-TTS and  [*]

Manufacturing Equipment	R&D	Manufacturing	Total Budget
Mix Tanks	[*]	[*]	[*]
Coating Die & Pumps	[*]	[*]	[*]
Coating Line	[*]	[*]	[*]
Air Handling	[*]	[*]	[*]
Inspect/Rewind	[*]	[*]	[*]
Die Cutting	[*]	[*]	[*]
Pouch	[*]	[*]	[*]
Carton	[*]	[*]	[*]
Contingency	[*]	[*]	[*]
Analytical Equipment	[*]	[*]	[*]
Dissolution Bath	[*]	[*]	[*]
HPLC	[*]	[*]	[*]
Stability Chamber	[*]	[*]	[*]
Headspace GC	[*]	[*]	[*]
Facilities Upgrades	[*]	[*]	[*]
Coating Area	[*]	[*]	[*]
Finishing and Packaging Area	[*]	[*]	[*]
Total Budget	[*]	[*]	[*]

*Confidential Treatment Requested.

6

Exhibit B (con’t)

Detailed Capital Equipment and Facility Upgrades Budget for [*]

Manufacturing Equipment	R&D	Manufacturing	Total Budget
Mix Tanks	[*]	[*]	[*]
Extrusion Die & Pumps	[*]	[*]	[*]
Extrusion Line	[*]	[*]	[*]
Inspection Rewind	[*]	[*]	[*]
Die Cut	[*]	[*]	[*]
Pouch	[*]	[*]	[*]
Contingency	[*]	[*]	[*]
Analytical Equipment	[*]	[*]	[*]
Skin Permeation	[*]	[*]	[*]
Dissolution Bath	[*]	[*]	[*]
Stability Chamber	[*]	[*]	[*]
Facilities Upgrades*	[*]	[*]	[*]
Coating Area	[*]	[*]	[*]
Finishing and Packaging Area	[*]	[*]	[*]
Total Budget	[*]	[*]	[*]

*If [*] project is dropped, facilities charge for [*]/Catapres/[*] will [*]

*Confidential Treatment Requested.

7

Exhibit C

[*]

*Confidential Treatment Requested.

8

Exhibit D

Milestone Payments

Milestone	[*][*]	Catapres-TTS [*]***	[*]*** [*]	[*][*]
Submission of Formulation showing comparable skin permeation and primary dermal irritation** to reference product	[*]	[*]	[*]	[*]
Manufacture and QA Approval of BE Batch	[*]	[*]	[*]	[*]
Completion of CMC section of ANDA	[*]	[*]	[*]	[*]

*Dates and Timing of [*] milestones to be added pending final resolution of project start date.

** [*]

*** Catapres-TTS start date to be adjusted based on date Definitive Agreement is signed and [*] start date will be adjusted to 30 days post Definitive Agreement date.  All subsequent milestone dates for Catapres-TTS and [*] will be adjusted accordingly.

*Confidential Treatment Requested.

9

Administrative Offices:

Teva North America

1090 Horsham Road, PO Box 1090

North Wales, PA 19454-1090

Phone: (215) 591-30000

Toll Free: 888 TEVA USA

September 8, 2009

VIA FEDERAL EXPREESS and FACSIMILE (650-298-8012)

Corium International, Inc.
Attn: Mr. Peter Staple, President and CEO
235 Constitution Drive
Menlo Park, CA  94025

Re:                             Development, Manufacturing and Commercialization Agreement between Barr Laboratories, Inc. (“Barr”) and Corium International, Inc. (“Corium”) dated May 5, 2004 relating to [*] (generic [*](the “Agreement”)

Dear Mr. Staple:

Pursuant to Section 14.2(d)(i) of the Agreement, Barr hereby notifies Corium that Barr wishes to terminate the Agreement  Please accept this letter as Barr’s formal sixty (60) days prior written termination notice.  Consequently, the Agreement will terminate effective October 7, 2009.  In addition, pursuant to Section 14.4(b) of the Agreement, Barr shall assign the ANDA relating to [*] (generic [*]to Corium.

Except with respect to the foregoing paragraph and with respect to those provisions that survive termination pursuant to Section 159 of the Agreement, each party and such party’s affiliates and its and their respective officers, directors, employees, shareholders, agents, advisors, consultants, independent contractors and successors and assigns (“Releasors”) hereby releases and discharges the other party, and such party’s affiliates and its and their officers, directors, employees, shareholders, agents, advisors, consultants, independent contractors and successors and assigns (“Releasees”) from any and all claims, causes of action, demands or liabilities whatsoever, whether asserted or unasserted, known or unknown or suspected to exist by a Releasor, which any such Releasor ever had or may now have against any Releasee, from the beginning of time to the date of this letter, in any way arising under or relating to the Agreement.

*Confidential Treatment Requested.

Please do not hesitate to contact us should you have any questions.

Thank you.

Regards,

/s/ Darren Alkins

Darren Alkins
VP, Business Development

Acknowledged and accepted this
18th day of September

Corium International, Inc.

By:	/s/ Peter D. Staple
Name:
Title:

cc:	Fenwick & West LLP
Attn: Ralph Pais, Esq.
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Facsimile (650-938-5200)

2

Administrative Offices:

Teva North America

1090 Horsham Road, PO Box 1090

North Wales, PA 19454-1090

Phone: (215) 591-30000

Toll Free: 888 TEVA USA

June 21, 2010

VIA FEDERAL EXPRESS and FACSIMILE (650-298-8012)

Corium International, Inc.

Attn: Mr.  Peter Staple, President and CEO

235 Constitution Drive

Menlo Park, CA 94025

Re:          Development, Manufacturing and Commercialization Agreement between Barr Laboratories, Inc. (“Barr”) and Corium International, Inc. (“Corium”) dated May 5, 2004 (the “Agreement”).

Dear Mr. Staple,

This letter is being sent to you to confirm that pursuant to Section 14.2(a) of the Agreement Barr and Corium have mutually agreed to terminate the Agreement with respect to the [*] Product.  The parties agree that the effective date of such termination is June 21, 2010.  Notwithstanding anything contained in the Agreement to the contrary, with respect to the [*] Product only, Barr and Corium each shall retain all right, title and interest in and to all Technical Information, other technology, Know-How and information (i) owned by it on or prior to the Effective to and (ii) developed during the Term and for which development such party paid, and for the avoidance of doubt, Barr and Corium each will have the right to pursue development of a [*] Product utilizing formulations in the ranges which were developed and disclosed in the [*].

Except with respect to the following provisions, which shall survive termination: Sections 5.2 and 5.3, and Articles I, X1I, XIII and XV, each party and such party’s affiliates and its and their respective officers, directors, employees, shareholders, agents, advisors, consultants, independent contractors and successors and assigns (“Releasors”) hereby releases and discharges the other party, and such party’s affiliates and its and their officers, directors, employees, shareholders, agents, advisors, consultants, independent contractors and successors and assigns (“Releasees”) from any and all claims, causes of actions, demands or liabilities whatsoever, whether asserted or unasserted, known or unknown or suspected to exist by a Releasor, which any such Releasor ever had or may now have against any Releasee, from the beginning of time to the date of this letter, in any way arising under or relating to the Generic Lidoderm Product development program under the Agreement.  For avoidance of doubt, this release does not affect products other than the [*] Product, and each party will have the right to make reference to the [*].

Please do not hesitate to contact us should you have any questions.

*Confidential Treatment Requested.

Thank you.
Regards,

/s/ Darren Alkins
VP, Business Development & Alliance Management

Acknowledged and accepted this 22nd day of June

By:	/s/ Peter D. Staple
Peter D. Staple

cc:	Fenwick & West LLP
Attn: Ralph Pais, Esq.
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Facsimile (650-938-5200)